Exhibit 3.61(a)

ARTICLES OF INCORPORATION

OF

RED RIDGE MINING, INC.

KNOW ALL MEN BY THESE PRESENTS:

           That the undersigned, Hobert E. Potter, of Pike County, Kentucky, does hereby seek to form a corporation under the laws of the State of Kentucky and does hereby adopt the following Articles of Incorporation.

ARTICLE I

           The name of the proposed corporation shall be Red Ride Mining, Inc.

ARTICLE II

           The nature of the business proposed to be transacted, promoted and carried on by this Corporation shall be to purchase, lease, acquire own, mine, operate, develop, sell and convey coal, coal lands, other lands and minerals and mineral substances; to mine and deal in coal and coke and kindred products; to purchase timber lands, machinery, equipment, supplies, and materials of every kind and nature incident to and necessary to the successful production of coal and other minerals and mineral substances and products therefrom; to buy and sell coal from other persons, firms, associations, or corporations and to resell the same, either retail or wholesale in its own name or through an agent or agents; to do all things necessary and incident to the carrying on of the business of mining, buying and selling of coal and other minerals and mineral substances in all their branches, by trucks, railroads, or otherwise, in this State or in any State of these United States; to transact any and all lawful business for which corporations may be organized under the laws of the state of Kentucky and to do any and all acts, and to execute and perform any and all other powers, necessary, proper incident or convenient in carrying out the purposes above set forth, as fully as any natural person might or could do.

ARTICLE III

           The duration of this corporation shall be perpetual unless sooner dissolved according to law.

ARTICLE IV

           The address of the registered office of the corporation shall be Potter Drive, P. 0. Box 900, Robinson Creek, Kentucky; :41560, and the name of its registered agent at such address shall be Hobert E. Potter.

ARTICLE V

           The aggregate number of shares of stock which the corporation is authorized to issue shall be Two Thousand (2,000), shares of common stock, of no par value. Each share shall have equal voting rights.

ARTICLE VI

           The Initial Board of Directors of the corporation shall :consist of one Director; and the Director who shall serve until the first annual meeting of the shareholders of the corporation, or until its successor is elected and qualified is:

Hobert K. Potter Potter Drive P. 0. Box 900 Robinson Creek, Kentucky 41560

           The number of Directors thereafter shall be as the Bylaws of the Corporation may, from time to time, provide.

ARTICLE VII

           The name and address of the sole incorporator is:

Hobert E. Potter Potter Drive P. 0. Box 900 Robinson Creek, Kentucky 41560

ARTICLE VIII

           The private property of the stockholders shall not be liable for any debts, liabilities or obligations of the corporation.

           IN WITNESS WHEREOF, the sole Incorporator has hereunto set his hand, in triplicate originals, this 11 day of May, 1984.

s/ Hobert E. Potter ___________ Hobert E. Potter

STATE OF KENTUCKY
COUNTY OF PIKE

           I, a notary public for the county and state aforesaid certify that the foregoing Articles of Incorporation were this day produced to me in said county and state by HOBERT E. POTTER, incorporator and acknowledged by him before me to be his free act and deed, individually and as incorporator of RED RIDGE MINING, INC.

           Given under my hand this 11th day of May, 1984.

           My Commission expires February 28, 1988.

s/Bonita Blackburn____________ NOTARY PUBLIC

This instrument prepared by:

s/Reed D Anderson________
REED D. ANDERSON
ATTORNEY AT LAW
P.. 0. BOX 279
PIKEVILLE, KY 41501